Exhibit 10.2

Jarden Corporation

Equity Vesting, Lock-Up and Amendment Agreement

for Key Executives

This Equity Vesting, Lock-Up and Amendment Agreement, dated as of November 7, 2007 (the “Agreement”), is entered into by and between Jarden Corporation, a Delaware corporation (the “Company”), and Ian G.H. Ashken (the “Executive”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to a Third Amended and Restated Employment Agreement, dated as of May 24, 2007 (the “Employment Agreement”); and

WHEREAS, pursuant to the terms of the Employment Agreement, the Company has granted or agreed to grant to the Executive certain performance based equity awards in the form of restricted shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Restricted Stock”) under the Company's Amended and Restated 2003 Stock Incentive Plan, as amended (the "Plan") or such other similar stock plan that the Company may have in place, based on the long-term framework for the Company adopted by the Compensation Committee; and

WHEREAS, the Company is willing to accelerate the granting and/or vesting of certain Restricted Stock that the Company has agreed to grant to the Executive in exchange for the covenants and agreements of the Executive hereunder; and

WHEREAS, the Executive is willing to enter into this Agreement in order to receive the benefits of such accelerated granting and vesting.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and the Executive hereby agree as follows:

1. Accelerated Granting/Vesting. Notwithstanding anything to the contrary in the Employment Agreement or the applicable restricted stock agreement with respect to any such grant, the Company hereby agrees immediately (i) to grant to the Executive the Restricted Stock set forth on Schedule I hereto, which the Company previously agreed to grant to the Executive, to the extent not previously granted, and (ii) to cause the restrictions immediately to lapse on all the shares of Restricted Stock set forth on Schedule I hereto (the "Vested Stock"), which have been granted to the Executive by the Company, in each case as of the date hereof. The Executive hereby consents to such acceleration and vesting and acknowledges that such acceleration is in full satisfaction of the Company’s obligation to grant the Executive 95,000 shares of Restricted Stock on May 1, 2008 pursuant to Section 3(c) of the Employment Agreement. The Executive further acknowledges that the Company shall not be obligated pursuant to the Employment Agreement to grant the Executive additional shares of Restricted Stock in calendar year 2008.

2. Restrictions on Transfer of Common Stock.

(a) In order to induce the Company to accelerate the granting and vesting of the Restricted Stock hereunder, the Executive agrees that, notwithstanding anything to the contrary in the applicable restricted stock agreement or in the Employment Agreement, during the term of the Executive’s employment with the Company the Executive will not, without the prior written consent of the Company, offer, sell, transfer, contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Executive or any person in privity with the Executive), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, with respect to any shares of Vested Stock, or publicly announce an intention to effect any such transaction, for a period of five (5) years after the date of this Agreement, except as permitted by paragraphs (b) and/or (c) below.

(b) Notwithstanding the foregoing, the Executive shall be entitled to sell up to 20% (but not more than 20%) of such shares of Vested Stock (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in any calendar year during the period from January 1, 2008 through December 31, 2012, provided that (i) to the extent the Executive sells less than 20% of the shares of Vested Stock (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in any such calendar year, the Executive shall be entitled in subsequent years to sell an amount equal to the difference between 20% and the percentage actually sold in such calendar year (in addition to the amount the Executive would otherwise be entitled to sell in such subsequent year); and (ii) the Executive shall be entitled to sell all such Vested Stock at any time on or after January 1, 2013, subject to applicable law, regulation or stock exchange rule. By way of example, if the Executive does not sell any shares of Vested Stock in calendar year 2008, the Executive shall be entitled to sell up to 40% of the shares of Vested Stock (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in calendar year 2009. If the Executive then does not sell any shares of Vested Stock in calendar year 2009, the Executive shall be entitled to sell up to 60% of the shares of Vested Stock (after deducting any shares to satisfy tax withholding pursuant to Section 4 below) in calendar year 2010.

(c) The restrictions on transfer of Vested Stock in paragraphs (a) and (b) above shall not apply to the transfer of any shares of Vested Stock either during the Executive’s lifetime or on death, by gift, will or intestate succession, to an immediate family of the Executive or to transfers to a trust the beneficiaries of which are exclusively the Executive and/or a member or members of the Executive’s immediate family; provided, however, that in any transfer pursuant to this clause it shall be a condition to such transfer that (i) the transferee executes and delivers to the Company an agreement in form satisfactory to the Company in its sole discretion stating that the transferee is receiving and holding the Vested Stock subject to the provisions of this Agreement, and there shall be no further transfer of such Vested Stock except in accordance with this Agreement, (ii) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act, shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5,

Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the five-year period referred to in paragraph (a) above) and (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act) to make, and shall agree not to make voluntarily, any public announcement of the transfer or disposition.

(d) The Executive further agrees that any subsequent resale or distribution of the Vested Stock by the Executive shall be made only in accordance with the Securities Act, the Exchange Act, and any other applicable law.

(e) The restrictions on transfer of Vested Stock in paragraphs (a) and (b) of this Section 2 shall lapse upon the first to occur of (i) a termination of the Executive’s employment with the Company, (ii) a Change of Control of the Company (as defined in the Employment Agreement) and/or (iii) a tender for all of the Company’s issued and outstanding shares of Common Stock.

3. Effect of Termination of Employment. As further inducement for the Company to accelerate the granting and vesting of Restricted Stock set forth on Schedule I hereto, the Executive agrees that, notwithstanding anything to the contrary in the Employment Agreement or any policy of the Company or any subsidiary or affiliate thereof that would otherwise be applicable to the Executive, in the event that the Executive’s employment with the Company is terminated prior to the second anniversary of this Agreement other than (i) by reason of the Executive’s death or Disability (as defined in the Employment Agreement) or (ii) after a Change of Control of the Company, the Executive will be entitled to receive only one third (1/3) of the amount of any Severance Benefits (as defined in the Employment Agreement) to which the Executive would otherwise be entitled pursuant to the Employment Agreement, and the Executive shall not receive or be eligible to receive, and will not seek, any additional payment of Severance Benefits, or any other payment in lieu of the foregoing, from the Company or any subsidiary or affiliate to which the Executive would otherwise be entitled pursuant to the Employment Agreement or otherwise. In the event of (i) a termination by reason of the Executive’s death or Disability or (ii) a Change of Control of the Company, the applicable provisions of the Employment Agreement shall apply.

Except as set forth above, all other terms of the Employment Agreement shall continue in full force and effect and nothing in this Section 3 shall be deemed to affect the Executive’s right (if any) to receive any Earned Salary, Vested Benefits or Additional Termination Benefits (as each such term is defined in the Employment Agreement) to which the Executive would be entitled pursuant to the Employment Agreement.

4. Withholding Taxes. The Vested Stock will be subject to any federal, state, or local taxes of any kind required by law at the time such vesting occurs. By accepting this Agreement and the Vested Stock, the Executive agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Vested Stock by making a payment to the Company (unless the Executive elects to have the Company retain shares to satisfy such tax obligation, as set forth below) equal to the required withholding amount in cash or in any other manner acceptable to the Company and as permitted pursuant to the Plan. The Company may refuse to issue any shares to the Executive in respect of such awards until the Executive satisfies the tax withholding obligation. The Executive may, by so indicating and initialing in the space provided below this paragraph, elect to cause the Company to retain from any shares issuable to the Executive in respect of the Vested Stock, shares of Common Stock having a Fair Market Value (as defined in the Plan), determined on the date that the amount of tax to be withheld is to be determined, sufficient to satisfy the tax withholding obligation as set forth below.

(Check one option and initial where indicated)

X	YES,

Executive elects to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Vested Stock at a marginal federal income tax rate of 35%, plus federal Medicare tax at a rate of 1.45% and any applicable state and local taxes at the maximum marginal rate.

Executive’s initials:     IA

	NO,	Executive elects NOT to have the Company retain shares sufficient to satisfy the tax withholding obligation in respect of any Vested Stock. Executive’s initials:

If the Executive elects “NO”, the Executive agrees to make a payment to the Company in immediately available funds on the date hereof equal to the required withholding amount in cash.

IF THE EXECUTIVE DOES NOT MAKE AN ELECTION ABOVE, THE COMPANY WILL RETAIN SHARES SUFFICIENT TO SATISFY THE TAX WITHHOLDING OBLIGATION IN RESPECT OF ANY VESTED STOCK AT A MARGINAL FEDERAL INCOME TAX RATE OF 35%, PLUS FEDERAL MEDICARE TAX AT A RATE OF 1.45% AND ANY APPLICABLE STATE AND LOCAL TAXES AT THE MAXIMUM MARGINAL RATE.

5. Interpretation. In the event of any conflict between the provisions of this Agreement and the provisions of the Employment Agreement or the applicable restricted stock agreement, the provisions of this Agreement shall control. All shares of Vested Stock shall continue to be subject to the terms of the Plan and, except as explicitly set forth in this Agreement, the applicable restricted stock agreement.

6. Equitable Remedies. The Executive acknowledges that any breach by the Executive of the obligations under this Agreement would inevitably cause substantial and irreparable damage to the Company and that money damages would be an inadequate remedy therefor. Accordingly, the Executive acknowledges and agrees that the Company will be entitled, in addition to any other available remedies, to an injunction, specific performance, and/or other equitable relief to prevent a breach or threatened breach by the Executive of this Agreement. The Executive further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

8. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10. Arbitration. Except in the event of the need for immediate equitable relief from a court of competent jurisdiction to prevent irreparable harm pending arbitration relief, and except for enforcement of a party’s remedies to the extent such enforcement must be pursuant to court authorization or order under applicable law, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be selected by the Company and Executive; provided, that if within fifteen (15) business days of the date of request for arbitration, the parties have not been able to make such selection the dispute shall be held by a panel of three arbitrators one appointed by each of the parties and the third appointed by the other two arbitrators.

11. Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by certified mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

To the Company:	Jarden Corporation Suite B-302 555 Theodore Fremd Avenue Rye, New York 10580 Attention: Chief Financial Officer

With a Copy to:	Jarden Corporation 2381 Executive Center Drive Boca Raton, FL 33431 Attention: General Counsel

Kane Kessler, P.C. 1350 Avenue of the Americas 26th Floor New York, New York 10019 Attn: Robert L. Lawrence, Esq.

To the Executive:	Ian G.H. Ashken c/o Jarden Corporation Suite B-302 555 Theodore Fremd Avenue Rye, New York 10580

12. Tax Consequences. The Executive understands that the Executive may suffer adverse tax consequences as a result of the grant, vesting or disposition of the Restricted Stock. The Executive represents that the Executive has consulted with his or her own independent tax consultant(s) as the Executive deems advisable in connection with the grant, vesting or disposition of the Restricted Stock and that the Executive is not relying on the Company for any tax advice.

13. Representation. The parties have been represented in negotiations for, and in the preparation of, this Agreement, by counsel of their own choosing, have read and understand this Agreement and its legal effect, and are entering into it voluntarily after having consulted with their respective counsel. This Agreement has been drafted by mutual agreement, and there shall be no presumptions against either party as to any allegedly ambiguous provision hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and the Executive has executed this Agreement as of the date first written above.

JARDEN CORPORATION

By:	/s/ J. David Tolbert
Name: J. David Tolbert Title: Senior Vice President, Human Resources and Corporate Risk

EXECUTIVE

/s/ Ian G.H. Ashken
Name: Ian G.H. Ashken

Schedule I

Ian Ashken

Restricted Awards

Grant ID	Grant Date	Type	Shares Being Vested

TBD	11/7/2007	RSA	95,000

		Total	95,000